Exhibit 10.27.3
THE MACERICH COMPANY
STOCK UNIT AWARD AGREEMENT
2003 EQUITY INCENTIVE PLAN

Participant Name:
Soc. Sec. No.:
No. Stock Units:	(1)

Vesting Schedule:	33 1/3% of the Stock Units (as defined below) on each of March __, 20__, March __, 20__, and March __, 20__.

Award Date:	March __, 20__
THIS AGREEMENT is among THE MACERICH COMPANY, a Maryland corporation (the “Corporation”), THE MACERICH PARTNERSHIP L.P., a Delaware limited partnership (the “Operating Partnership”), and the employee named above (the “Participant”), and is delivered under The Macerich Company 2003 Equity Incentive Plan, as it may be amended from time to time, which includes any applicable programs under the Plan (the “Plan”).
W I T N E S S E T H
WHEREAS, pursuant to the Plan, the Corporation has granted to the Participant with reference to services rendered and to be rendered to the Company, effective as of the Award Date, a stock unit award (the “Stock Unit Award” or “Award”), upon the terms and conditions set forth herein and in the Plan.
NOW THEREFORE, in consideration of services rendered and to be rendered by the Participant and the mutual promises made herein and the mutual benefits to be derived therefrom, the parties agree as follows:
1.Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in the Plan.
2.    Grant. Subject to the terms of this Agreement and the Plan, the Corporation grants to the Participant a Stock Unit Award with respect to an aggregate number of Stock Units (the “Stock Units”) set forth above. The consideration for the shares issuable with respect to the Stock Units on the terms set forth in this Agreement includes services and the rights hereunder in an amount not less than the minimum lawful consideration under Maryland law.

(1) Subject to adjustment under Section 6.2 of the Plan and the terms of this Agreement.

3.    Vesting. The Award shall vest and become nonforfeitable (subject to Section 6.4 of the Plan), with respect to the portion of the total number of Stock Units comprising the Award (subject to adjustment under Section 6.2 of the Plan) on the dates specified in the Vesting Schedule above, subject to earlier termination or acceleration as provided herein or in the Plan.
The vesting of the Stock Units shall at all times be treated as a series of separate payments (on the respective vesting dates) for purposes of Section 409A of the Code.
4.    Continuance of Employment Required. Except as otherwise provided in Sections 8(c) or 9 or pursuant to the Plan, the Vesting Schedule requires continued service through each applicable vesting date as a condition to the vesting of the applicable installment and rights and benefits under this Agreement. Partial service, even if substantial, during any vesting period will not entitle the Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or service as herein provided in Section 8 below or under the Plan.
5.    Dividend and Voting Rights.
(a)    Limitations on Rights Associated with Units. The Participant shall have no rights as a stockholder of the Corporation, no dividend rights (except as expressly provided in Section 5(b) with respect to Dividend Equivalent Rights) and no voting rights, with respect to the Stock Units and any shares of Common Stock underlying or issuable in respect of such Stock Units until such shares of Common Stock are actually issued to and held of record by the Participant.  No adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of issuance of the stock certificate.
(b)    Dividend Equivalent Rights Distributions. As of any applicable dividend or distribution payment date, the Participant shall, except as otherwise provided below in this Section 5(b), receive a payment of cash, shares of Common Stock or other property, as determined by the Committee, on the dividend payment date in an amount equal to or, if applicable, of equivalent value as the full amount of the dividend or distribution then made with respect to each share of Common Stock (a “Dividend Equivalent Right”) multiplied by the number of Stock Units in the Participant’s Stock Unit Account as of the applicable dividend record date. Any cash, shares or other property paid on account of Dividend Equivalent Rights with respect to this Award shall be fully vested and nonforfeitable when paid. Dividend Equivalent Rights shall be paid only with respect to cash dividends and distributions, and dividends in connection with which holders of shares of Common Stock have the right to elect to receive cash, shares of Common Stock of equivalent value, or a combination thereof (dividends referred to in this sentence are referred to as “Cash or Combination Dividends”). Cash or Combination Dividends do not include any dividend declared by the Corporation solely in shares of Common Stock or other non-cash property (a “Stock Dividend”). Regardless of the form in which the applicable dividend or distribution is paid to holders of Common Stock, the Committee shall have the authority, in its sole discretion, in connection with each dividend to determine whether Dividend Equivalent Rights are satisfied through the payment of cash, the delivery of shares of Common Stock of equivalent value, other property, or any combination thereof, including without limitation such combination as (i) is determined on the basis of elections made by holders of shares of Common Stock (subject to any applicable limitation on the aggregate amount of cash available to be included in the dividend or distribution) or (ii) is applicable to those holders of Common Stock who fail to make a valid election. The Committee shall also have the authority to determine the measure of equivalent value per share through such valuation methodologies as it deems reasonable, including without limitation a formula based on (I) such combination of cash and shares of Common Stock as reflects the relative percentages of the aggregate dividend or distribution paid by the Corporation after giving effect to all valid elections received by the Corporation from holders of Common Stock (subject to any applicable limitation on the aggregate amount of cash available to be included in the dividend or distribution) and (II) the value per share of Common Stock used to calculate the number of shares of Common Stock to be issued on the applicable dividend or distribution payment date on account of such dividend or distribution to holders of Common Stock.
6.    Restrictions on Transfer. Prior to the time they vest, neither the Stock Units comprising the Award nor any other rights of the Participant under this Agreement or the Plan may be transferred, except as expressly provided in Sections 1.8 and 4.1 of the Plan. No other exceptions have been authorized by the Committee.
7.    Timing and Manner of Distribution with Respect to Stock Units. Any Stock Unit credited to a Participant’s Stock Unit Account will be distributed in shares of Common Stock as it vests. The Participant or other person entitled under the Plan to receive the shares shall deliver to the Company any representations or other documents or assurances required pursuant to Section 6.4 of the Plan.
8.    Effect of Termination of Employment.
(a)    Forfeiture after Certain Events.  Except as provided in Sections 8(c) and 9 hereof, the Participant’s Stock Units shall be extinguished to the extent such Stock Units have not become vested upon the date the Participant is no longer employed by the Company for any reason, whether with or without Cause, voluntarily or involuntarily.  Whether the Participant is no longer employed by the Company shall be determined in a manner that is consistent with the definition of “separation from service” under Section 409A of the Code and the Treasury Regulations thereunder, based on whether the facts and circumstances indicate that the Company and the Participant reasonably anticipate that no further services will be performed after a specified date or that the level of bona fide services the Participant would perform after such date would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed over the immediately preceding 36 months (or the full period of service if less than 36 months). If an entity ceases to be a Subsidiary that is considered to be a single employer or service recipient with the Corporation (as defined in Treasury Regulations Section 1.409A-1(h)(3)), such action shall be deemed to be a termination of employment of all employees of that entity, but the Committee, in its sole and absolute discretion, may make provision in such circumstances for accelerated vesting of some or all of the remaining Stock Units held by such employees, effective immediately upon such event.
(b)    Termination of Stock Units. If any Stock Units are extinguished hereunder, such unvested, extinguished Stock Units, without payment of any consideration by the Company, shall automatically terminate and the related Stock Unit Account shall be cancelled, without any other action by the Participant, or the Participant’s Beneficiary or Personal Representative, as the case may be.
(c)    Qualified Termination Upon or Following Change in Control Event.  If the Participant upon or not later than 12 months following a Change in Control Event has a Qualified Termination (as defined in Section 7.1(ii) of the Plan) or terminates his or her employment for Good Reason, then any portion of the Award that has not previously vested shall thereupon vest, subject to the provisions of Sections 6.2(a), 6.2(e), 6.4 and 6.5 of the Plan and Sections 11 and 12 of this Agreement. As used in this Agreement, the term “Good Reason” means a termination of employment by the Participant for any one or more of the following reasons, to the extent not remedied by the Company within a reasonable period of time of not less than 30 days (the “Cure Period”) after receipt by the Company of written notice from the Participant provided within 90 days of the initial existence of the condition and specifying in reasonable detail such condition, without the Participant’s written consent thereto: (1) an adverse and significant change in the Participant’s authority, duties or responsibilities with the Company; (2) a change in the Participant’s principal office location to a location farther away from the Participant’s home which is more than 30 miles from the Participant’s principal office; (3) the taking of any action by the Company to eliminate benefit plans in which the Participant participated or was eligible to participate immediately prior to the Change in Control Event without providing substitutes therefor, to materially reduce benefits thereunder or to substantially diminish the aggregate value of the incentive awards or other fringe benefits; provided that if neither a surviving entity nor its parent following a Change in Control Event is a publicly-held company, the failure to provide stock-based benefits shall not be deemed Good Reason if benefits of comparable value using recognized valuation methodology are substituted therefor; and provided further that a reduction or elimination in the aggregate of not more than 10% in aggregate benefits in connection with across the board reductions or modifications affecting persons similarly situated of comparable rank in the Company or a combined organization shall not constitute Good Reason; (4) any one or more reductions in the Participant’s Base Salary that, individually or in the aggregate, exceed 10% of the Participant’s Base Salary; or (5) any material breach by the Company of any written employment or management continuity agreement with the Participant. For purposes of the definition of “Good Reason,” the term “Base Salary” means the annual base rate of compensation payable as salary to the Participant by the Company as of the Participant’s date of termination, before deductions or voluntary deferrals authorized by the Participant or required by law to be withheld from the Participant by the Company, and salary excludes all other extra pay such as overtime, pensions, severance payments, bonuses, stock incentives, living or other allowances, and other benefits and perquisites. In the event that the Company fails to remedy a condition constituting Good Reason during the applicable Cure Period, the Participant’s termination of employment for Good Reason must occur, if at all, within two years following the occurrence of such condition in order for such termination as a result of such condition to constitute a termination for Good Reason.
(c)    [For Participants who will be over age 55 with 10 or more years of service on or before December 31, 20__, this alternate Section 8(c) will apply in place of the above Section 8(c).] Change in Control Event. Immediately upon a Change in Control Event, any portion of the Award that has not previously vested shall thereupon vest, subject to the provisions of Sections 6.2(a), 6.2(e), 6.4 and 6.5 of the Plan and Sections 11 and 12 of this Agreement.
(d)    Delayed Payment. Notwithstanding the foregoing, solely to the extent that a delay in payment is required in order to avoid the imposition of any tax under Section 409A of the Code, if a payment obligation under this Agreement arises on account of the Participant’s “separation from service” (within the meaning of Section 409A of the Code) while the Participant is a “specified employee” (as determined for purposes of Section 409A(a)(2)(B) of the Code in good faith by the compensation committee of the Board), then payment of any amount or benefit provided under this Agreement that is considered to be non-qualified deferred compensation for purposes of Section 409A of the Code and that is scheduled to be paid within six (6) months after such separation from service shall be paid without interest on the first business day after the date that is six months following the Participant’s separation from service.
9.    Effect of Total Disability, Death or Retirement. If the Participant incurs a Total Disability that is also a “disability” as defined in Section 409A of the Code and Treasury Regulations thereunder or dies, in either case while employed by the Company, then any portion of his or her Award that has not previously vested shall thereupon vest, subject to the provisions of Sections 6.4 and 6.5 of the Plan. If the Participant’s employment with the Company terminates as a result of his or her Retirement, the Committee may, on a case-by-case basis and in its sole and absolute discretion, provide for partial or complete vesting immediately upon Retirement of that portion of his or her Award that has not previously vested. [For Participants who will be over age 55 with 10 or more years of service on or before December 31, 20__, the following bracketed provision is to be included in place of the preceding sentence.] [If the Participant’s employment with the Company terminates as a result of his or her Retirement on or after attaining age 55 with 10 or more years of service with the Company, then any portion of his or her Award that has not then vested (including as a result of Committee action pursuant to the immediately preceding sentence) shall continue to vest in accordance with the Vesting Schedule above, subject to the provisions of Sections 6.4 and 6.5 of the Plan, provided that such continued vesting shall immediately cease and any remaining unvested Stock Units shall be extinguished in the event that the Participant is employed, directly or indirectly, by a competitor of the Company, as determined by the Company in its sole and absolute discretion.]
10.    Adjustments Upon Specified Events. Upon the occurrence of certain events relating to the Corporation’s stock contemplated by Section 6.2 of the Plan, the Committee shall make adjustments as it deems appropriate in the number and kind of securities or other consideration that may become payable with respect to the Award; provided, however, that the Committee shall not make any such adjustment to the Award with respect to any Cash or Combination Dividend, but it shall make an adjustment to the Award pursuant to Section 6.2 of the Plan with respect to any Stock Dividend. If any adjustment shall be made under Section 6.2 of the Plan or a Change in Control Event shall occur and the Stock Unit Award is not fully vested upon such Event or prior thereto, the amount payable in respect of the Stock Unit Award may be made payable in the securities or other consideration (the “Restricted Property”) payable in respect of the Common Stock.  Such Restricted Property shall become payable at such times and in such proportion as the Stock Unit Award vests. Notwithstanding the foregoing, to the extent that the Restricted Property includes any cash, the commitment hereunder shall become an unsecured promise to pay an amount equal to such cash (with earnings attributable thereto as if such amount had been invested, pursuant to policies established by the Committee, in interest bearing, FDIC insured (subject to applicable insurance limits) deposits of a depository institution selected by the Committee) at such times and in such proportions as the Stock Unit Award vests. Notwithstanding the foregoing, the Stock Unit Award and any Common Stock payable in respect of the Stock Unit Award shall continue to be subject to such proportionate and equitable adjustments (if any) under Section 6.2 of the Plan consistent with the effect of such event on stockholders generally, as the Committee determines to be necessary or appropriate, in the number, kind and/or character of shares of Common Stock or other securities, property and/or rights payable in respect of Stock Units and Stock Unit Accounts credited under the Plan.  All rights of the Participant hereunder are subject to those adjustments.
11.    Possible Early Termination of Award. As permitted by Section 6.2(b) of the Plan, and without limiting the authority of the Committee under other provisions of Section 6.2 of the Plan or Section 8 of this Agreement, the Committee retains the right to terminate the Award, to the extent it has not vested, upon a dissolution of the Corporation or a reorganization event or transaction which the Corporation does not survive (or does not survive as a public company in respect of its outstanding common stock). This Section 11 is not intended to prevent future vesting of the Award if it (or a substituted award) remains outstanding following a Change in Control Event.
12.    Limitations on Acceleration and Reduction in Benefits in Event of Tax Limitations.
(a)    Reduction in Benefits. Anything in this Agreement to the contrary notwithstanding, in the event that the receipt of all payments or distributions by the Corporation or the Company in the nature of compensation to or for the Participant’s benefit, whether paid or payable pursuant to this Agreement or otherwise (a “Payment”), would subject the Participant to the excise tax under Section 4999 of the Code, the accounting firm which audited the Corporation prior to the corporate transaction which results in the application of such excise tax, or another nationally known accounting or employee benefits consulting firm selected by the Corporation prior to such corporate transaction (the “Accounting Firm”), shall determine whether to reduce any of the Payments to the Reduced Amount (as defined below). The Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that the Participant would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Participant’s Payments were reduced to the Reduced Amount. If such a determination is not made by the Accounting Firm, the Participant shall receive all Payments to which Participant is entitled to receive.
(b)    Order of Reduction. If the Accounting Firm determines that Aggregate Payments should be reduced to the Reduced Amount, the Corporation shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 12 shall be made as soon as reasonably practicable and in no event later than 60 days following the date of termination of employment or such earlier date as requested by the Corporation and the Participant. All fees and expenses of the Accounting Firm shall be borne solely by the Corporation. Any determination by the Accounting Firm shall be binding on the Corporation, its Subsidiaries and the Participant. For purposes of reducing the Payments to the Reduced Amount, the Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Payments that are to be paid or become vested the furthest in time from consummation of the Change in Control Event: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non‑cash forms of benefits; provided that all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c). In the event the Stock Units under this Agreement are subject to the reduction required by this Section 12, they shall continue to vest in accordance with and subject to the other provisions hereof.
(c)    Underpayment or Overpayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Corporation or the Company to or for the benefit of the Participant pursuant which should not have been so paid or distributed (the “Overpayment”) or that additional amounts which will have not been paid or distributed by the Corporation or the Company to or for the benefit of the Participant could have been so paid or distributed (the “Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Corporation, the Company or the Participant which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, the Participant shall pay any such Overpayment to the Corporation together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Participant to the Corporation if and to the extent such payment would not either reduce the amount on which the Participant is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than 60 days following the date on which the Underpayment is determined) by the Corporation to or for the benefit of the Participant together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.
(d)    Reduced Amount and After-Tax Receipt. For purposes hereof, the following terms have the meanings set forth below: (i) “Reduced Amount” shall mean the greatest amount of Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Accounting Firm determines to reduce Payments pursuant to this Section 12 and (ii) “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Participant with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Participant’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Participant certifies, in the Participant’s sole discretion, as likely to apply to him in the relevant tax year(s).
13.    Tax Withholding. Upon payment of Dividend Equivalent Rights and/or the distribution of shares of Common Stock in respect of a Participant’s Stock Unit Account, the entity within the Company last employing the Participant shall have the right at its option to (a) require the Participant (or the Participant’s Personal Representative or Beneficiary, as the case may be) to pay or provide for payment in cash of the amount of any taxes which the Company may be required to withhold with respect to such payment or distribution or (b) deduct from any amount or property payable to the Participant the amount of any taxes which the Company may be required to withhold with respect to such payment or distribution. In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Agreement, the Committee may permit the Participant to elect, pursuant to such rules and subject to such conditions as the Committee may establish, to have the Company reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares valued at their then Fair Market Value, to satisfy such withholding obligation.
14.    Notices. Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal office located at 401 Wilshire Boulevard, Suite 700, Santa Monica, California 90401, to the attention of the Corporate Secretary and to the Participant at the address given beneath the Participant’s signature hereto, or at such other address as either party may hereafter designate in writing to the other.
15.    Plan. The Award and all rights of the Participant with respect thereto are subject to, and the Participant agrees to be bound by, all of the terms and conditions of the provisions of the Plan, incorporated herein by reference, to the extent such provisions are applicable to Awards granted to Eligible Persons. The Participant acknowledges receipt of a copy of the Plan which is made a part hereof by this reference, and agrees to be bound by the terms thereof. Unless otherwise expressly provided in other Sections of this Agreement, provisions of the Plan that confer discretionary authority on the Committee do not (and shall not be deemed to) create any rights in the Participant unless such rights are otherwise in the sole discretion of the Committee specifically so conferred by appropriate action of the Committee under the Plan after the date hereof.
16.    No Service Commitment by Company. Nothing contained in this Agreement or the Plan constitutes an employment or service commitment by the Company, affects the Participant’s status as an employee at will who is subject to termination without Cause, confers upon the Participant any right to remain employed by the Company, interferes in any way with the right of the Company at any time to terminate such employment, or affects the right of the Company to increase or decrease the Participant’s other compensation or benefits. Nothing in this Section, however, is intended to adversely affect any independent contractual right of the Participant without his or her consent thereto. Employment for any period of time (including a substantial period of time) after the Award Date will not entitle the Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment as provided in Sections 3 or 8 above if the express conditions to vesting set forth in such Sections have not been satisfied.
17.    Limitation on Participant’s Rights. Participation in this Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. The Participant shall have only the rights of a general unsecured creditor of the Company (or applicable Subsidiary) with respect to amounts credited and benefits payable in cash, if any, on Stock Unit Account(s), and rights no greater than the right to receive the Common Stock (or equivalent value) as a general unsecured creditor with respect to Stock Units, as and when payable thereunder.